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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                  FORM 8-K/A

                                CURRENT REPORT

   Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

                      Date of Report: September 4, 2002

                               AROS CORPORATION
       ----------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


           Delaware                    000-20805               23-2476415
------------------------------      ----------------     ----------------------
 (State or other jurisdiction         (Commission            (IRS Employer
      of incorporation)               file number)        Identification No.)

      1290 Bay Dale Drive, PMB 351
           Arnold, Maryland                                       21012
-----------------------------------------                 ----------------------
 (Address of principal executive offices)                       (Zip Code)

      Registrant's telephone number, including area code: (410) 349-2431

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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

This Amendment No.1 hereby amends item 7 of the Current Report on Form 8-K filed by Aros Corporation with the Securities and Exchange Commission on June 26, 2002 relating to Aros Corporation's merger on June 21, 2002 with ReGen Biologics, Inc., whereby ReGen became a wholly owned subsidiary of Aros. The following financial statements required by item 7 are filed as part of this report. Additionally, we are filing documents pursuant to Item 601 of Regulation S-K. These documents are attached as exhibits to this Current Report on Form 8-K and are incorporated by reference herein.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     (a) FINANCIAL STATEMENTS OF THE BUSINESS ACQUIRED

                  -   REPORT OF INDEPENDENT AUDITORS

                  -   BALANCE SHEETS OF REGEN BIOLOGICS, INC. AS OF DECEMBER
                      31, 2001 AND 2000, AND THE RELATED STATEMENTS OF OPERATIONS, STOCKHOLDERS' (NET CAPITAL DEFICIENCY) EQUITY, AND CASH FLOW FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2001. BALANCE SHEET OF REGEN
                      BIOLOGICS, INC. AS OF MARCH 31, 2002 (UNAUDITED), AND THE STATEMENTS OF OPERATIONS, STOCKHOLDERS' (NET CAPITAL DEFICIENCY) EQUITY, AND CASH FLOWS OF REGEN BIOLOGICS, INC. FOR THE THREE MONTHS ENDED MARCH 31, 2002 (UNAUDITED) AND 2001 (UNAUDITED) AND FOR THE PERIOD FROM DECEMBER 21, 1989 (INCEPTION) TO MARCH 31, 2002 (UNAUDITED).

     (b) PRO FORMA FINANCIAL INFORMATION

                  - PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001 (UNAUDITED)

                  - PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2002 (UNAUDITED)


     (c) EXHIBITS

                  -   NO.  4.1          AMENDMENT TO EMPLOYEE STOCK OPTION
                                        PLAN DATED JUNE 21, 2002

                  -   NO.  4.2          AMENDMENT TO NON-EMPLOYEE STOCK OPTION
                                        PLAN DATED JUNE 21, 2002

                  -   NO.  10.1         EMPLOYMENT AGREEMENT BY AND BETWEEN
                                        GERALD E. BISBEE, JR., PH.D AND REGEN
                                        BIOLOGICS, INC. DATED SEPTEMBER 22, 1998
                                        AND AMENDED ON SEPTEMBER 12, 2000

                  -   NO.  23.1         CONSENT OF INDEPENDENT AUDITORS

                  -   NO.  99.1         CHARTER OF AUDIT COMMITTEE OF THE BOARD
                                        OF DIRECTORS

                  -   NO.  99.2         CERTIFICATION OF CHIEF EXECUTIVE
                                        OFFICER

                  -   NO.  99.3         CERTIFICATION OF CHIEF FINANCIAL
                                        OFFICER





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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

OVERVIEW

Aros Corporation, a Delaware corporation, was incorporated as APACHE Medical Systems, Inc. on September 1, 1987. APACHE was a provider of clinically based decision support information systems and consulting services to the healthcare industry offering a comprehensive line of outcomes-based products and services, encompassing software, hardware, and related consulting and disease management information services. Aros sold or discontinued all APACHE business and changed its name to Aros Corporation in 2001.

On June 21, 2002, Aros completed its acquisition of ReGen Biologics, Inc., a Delaware corporation, through the merger of a wholly owned subsidiary of Aros with and into ReGen, with ReGen surviving as a wholly owned subsidiary of Aros. The merger is intended to be a tax-free reorganization for federal income tax purposes. In connection with the merger, Aros issued approximately
35.4 million shares of its capital stock in exchange for all of the issued and outstanding shares of the capital stock of ReGen. Aros also assumed ReGen's outstanding stock options and warrant agreements. In the merger, (i) each outstanding share of ReGen common stock was exchanged for 2.7495 shares of Aros common stock, (ii) each outstanding share of ReGen Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E Convertible Preferred Stock and Series F Convertible Preferred Stock was exchanged for
0.0663 shares of Aros Common Stock plus 2.6832 shares of Aros Series B Convertible Preferred Stock and (iii) each outstanding share of ReGen Series G Convertible Preferred Stock was exchanged for 2.7495 shares of Aros Series A Convertible Preferred Stock. Each outstanding ReGen stock option and warrant converted into an option or a warrant to purchase Aros stock and was adjusted to reflect these exchange ratios.

ReGen was incorporated in California on December 21, 1989 and reincorporated in Delaware on June 28, 1990 for the purpose of research and development and, ultimately, the sale of collagen-based technologies and products to stimulate re-growth of tissue that, under natural conditions, does not regenerate adequately in humans.

ReGen has two products currently being marketed, the SharpShooter Tissue Repair System, or SharpShooter, and the Collagen Meniscus Implant, or CMI. ReGen's activities to date have consisted principally of raising capital, conducting research and development activities, developing and marketing and obtaining regulatory approval for its products. The CMI and SharpShooter in 2000 each received the CE Mark for distribution in the European Economic Community. The SharpShooter in 2000 received marketing clearance for sale in the United States by the United States Food and Drug Administration (FDA). ReGen is in the final stages of enrollment for its CMI clinical trial in the United States. ReGen will continue to require additional capital to complete the U.S. CMI clinical trial, further develop its products and further develop sales and distribution channels for its products around the world. Accordingly, ReGen is still considered a development stage enterprise. Management believes that ReGen will emerge from development stage when the CMI product is available for sale in the U.S. and/or sales of all of its products have reached a volume that will provide for positive gross margin.

ReGen's two current products, the CMI and the SharpShooter, are marketed and distributed by two companies. Centerpulse (stock symbol CEP), (formerly Sulzer Medica, Inc.) is the exclusive distributor of the CMI outside the United States, and Linvatec, a division of Conmed Corporation (stock symbol CNMD) is currently the exclusive worldwide distributor of the SharpShooter.


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MERGER

The merger of Aros and ReGen on June 21, 2002 has been accounted for as a reverse merger whereby ReGen is the deemed accounting acquirer. ReGen's operations are expected to generate substantially all of Aros' revenues in the foreseeable future. The historical financial statements of ReGen replace the financial statements of Aros. The results of operations in this filing reflect the historical financial statements of ReGen.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

We have identified below some of the more significant accounting policies followed by Aros and ReGen in preparing the accompanying financial statements. For further discussion of accounting policies see Footnote 2 "Summary of Significant Accounting Policies" in the Notes to Consolidated Financial Statements.

REVENUE RECOGNITION

Revenue is recognized in accordance with the provisions of Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, whereby revenue is not recognized until it is realized or realizable and earned. Revenue is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller's price to the buyer is fixed or determinable and collectibility is reasonably assured.

ReGen receives royalties from its licensees. Royalties are generally due under the license agreements when the licensee sells the product to a third party. If determinable at the time results are published by ReGen, royalties are recognized when the licensee has sold the product to the end user and ReGen has fulfilled its obligations under the applicable agreement. If not determinable at the time results are published, royalties are recognized in the period they become determinable.

License fees represent payments received from distributors for exclusive perpetual licenses to sell ReGen's products in various geographic areas. These fees are recognized as other income when all performance criteria in the underlying agreement have been met. Generally, license fees for existing license arrangements are not recurring.

ReGen's history of product returns has been insignificant, therefore no reserve for returns and allowances has been provided. Reserves for product warranty expense in 2001 and 2002 were estimated based on the costs to be incurred to recall and rework the product.

INVENTORY VALUATION

Inventory is valued at the lower of cost or market. Market is based on current sales of product to existing customers reduced by an estimate of cost to dispose.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs are expensed as incurred. ReGen will continue to incur research and development costs as we continue our product development activities and pursue regulatory approval to market our products. Research and development costs have, and will continue to include expenses for internal development personnel, consultants, supplies and facilities, clinical trials, regulatory compliance and filings, validation of processes, start up costs to establish commercial manufacturing capabilities, and other costs associated with the development of new products.

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STOCK BASED COMPENSATION

ReGen has accounted for its stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. No expense is recognized for options issued to employees where the exercise price is equal to or greater than the market value of the underlying security. Expense is recognized in the financial statements for options issued to employees where the option price is below the fair value of the underlying security, for options issued to non-employees and for options and warrants issued in connection with financing and equity transactions (collectively referred to as "compensatory options"). Expense associated with compensatory options and warrants has been measured based on management's estimate of the fair value of the underlying security (which in turn is based on management's estimate of the fair value of ReGen).

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2002 AND MARCH 31, 2001

REVENUE. Revenues decreased $18,000 or 10% to approximately $171,000 during the three months ended March 31, 2002 from approximately $189,000 for the same period in 2001. The decrease in revenues primarily resulted from a decrease in sales of the CMI product (which can vary significantly from quarter to quarter depending upon the timing of orders and product shipments), partially offset by an increase in sales of the SharpShooter product to Linvatec Corporation. Linvatec accounted for 78% of the revenue for the three months ended March 31, 2002 and CenterPulse (formerly Sulzer Medica) accounted for 51% of revenue for the three months ended March 31, 2001.

COST OF GOODS SOLD. Cost of goods sold was relatively unchanged due to an increase in overhead and raw material cost offset by a decrease in sales. Cost of goods sold has been greater than revenue due to the low volume of sales and the largely fixed nature of production cost.

RESEARCH AND DEVELOPMENT. Research and development expenses were approximately $574,000 and $428,000 for the three months ended March 31, 2002 and 2001, respectively. Research and development expenses have increased due to several factors, including (i) an increase in the costs associated with the enrollment stage of the CMI clinical trial currently being conducted in the United States,
(ii) an increase in the manufacturing costs associated with the production of products for resale, and (iii) an increase in the cost of patent development and maintenance costs. A substantial portion of the costs included in research and development result from spending associated with the U.S. CMI clinical trial. Expenses associated in conducting the CMI trial were approximately $287,000 and $246,000 for the three months ended March 31, 2002 and 2001, respectively. Enrollment for the CMI clinical trial is nearing completion, but the costs associated with the trial will continue until the FDA has approved the CMI for marketing in the United States. Once enrollment in the trial is complete, the timing of FDA approval is subject to a two-year waiting period before all clinical data can be finalized and submitted to the FDA.

BUSINESS DEVELOPMENT, SELLING AND ADMINISTRATION. Business development, selling and administration expenses were $349,000 and $435,000 for the three months ended March 31, 2002 and 2001, respectively. These costs include the costs of marketing, corporate operations, finance and accounting and other general expenses. The decrease is primarily due to the sub-lease portion of the manufacturing facility which was recorded as an offset to rent expense.

COMPENSATION EXPENSE ASSOCIATED WITH STOCK OPTIONS AND WARRANTS. Compensation expense associated with stock options and warrants increased from $232,000 for the three months ended March 31, 2001 to $271,000 for the same period in 2002. This increase primarily resulted from an increase in the amortization (associated with vesting) of stock options that were originally granted at exercise prices below the deemed fair market value of ReGen's common stock before the merger.

INTEREST AND OTHER INCOME, NET. Interest income decreased from $6,000 for the three months ended March 31, 2001 to $1,000 for the same period in 2002. The decrease is due to a decrease in amount of short-term investments during those periods.

INTEREST EXPENSE. Interest expense increased from $78,000 for the three months

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ended March 31, 2001 to $110,000 for the same period in 2002 due to an increase in outstanding borrowings during 2002.

YEARS ENDING DECEMBER 31, 2001, DECEMBER 31, 2000 AND DECEMBER 31, 1999

REVENUE. Revenues were $490,000, $972,000 and $10,000 for the years ending December 31, 2001, 2000 and 1999, respectively. Sales of the CMI and Sharpshooter product began in 2000. The decrease of $482,000 between 2001 and 2000 is related to our customers purchasing larger quantities of the CMI and SharpShooter in 2000 in order to stock their initial inventory.

COST OF GOODS SOLD. Cost of goods sold were $700,000, $843,000 and $0 for the years ending December 31, 2001, 2000 and 1999, respectively. The changes are directly related to the changes in revenue for each of the respective periods, as discussed above. Cost of goods sold has been greater than revenue due to the low volume of sales and the largely fixed nature of production cost.

RESEARCH AND DEVELOPMENT. Research and development expenses were $1.98 million, $2.64 million and $3.90 million for the years ending December 31, 2001, 2000 and 1999, respectively. Research and development costs have decreased due to several factors, including (i) a reduction in the start-up costs associated with commercial manufacturing of the CMI product and (ii) an intentional reduction in research and development spending associated with new products for cash management purposes. A substantial portion of the costs included in research and development result from spending associated with the U.S. CMI clinical trial. Expenses associated in conducting the CMI trial were approximately $947,000, $935,000 and $1.07 million for the years ended December 31, 2001, 2000 and 1999, respectively. Enrollment for the CMI clinical trial is nearing completion, but the costs associated with the trial will continue until the FDA has approved the CMI for marketing in the United States. Once enrollment in the trial is complete, the timing of FDA approval is subject to a minimum two-year waiting period before all clinical data can be finalized and submitted to the FDA.

BUSINESS DEVELOPMENT, SELLING AND ADMINISTRATION. Business development, selling, and administration expenses were $1.59 million, $1.57 million and $1.38 million for the years ending December 31, 2002, 2001 and 1999, respectively. The increases are due to increased expenses associated with legal, accounting and consulting fees attributable to developing distribution channels and securing additional financing and capital.

COMPENSATION EXPENSE ASSOCIATED WITH STOCK OPTIONS AND WARRANTS. Compensation expense associated with stock options and warrants increased from $189,000 for the year ending December 31, 1999 to $1.22 million and $1.21 million for the years ending December 31, 2000 and 2001, respectively. The increase in compensation expense is primarily due to the increase in options granted to employees as well as a full year's worth of amortization associated with vesting during the years 2001 and 2000.

INTEREST AND OTHER INCOME, NET. Other income was $12,000, $18,000 and $88,000 for the years ending December 31, 2001, 2000 and 1999, respectively. The decrease is due to a decrease in the amount of short-term investments during those periods.

INTEREST EXPENSE. Interest expense was $354,000, $244,000 and $89,000 for the years ending December 31, 2001, 2000 and 1999, respectively. The increase in 2000 was related to the issuance of the 2000 credit agreement with Sulzer Medica (2000 Credit Agreement) and the increase in 2001 was due to the issuance of the subordinated convertible notes (the 2001 Bridge Loan).

LICENSE FEES. A license fee of $300,000 in 2000 was received from Linvatec as a one time fee to distribute the SharpShooter product in the United States. The 2001 license fee of $1,000,000 was received from Sulzer Medica as a bonus payment associated with the distribution of the CMI product. Two additional $1 million license fee payments from Sulzer Medica are contingent upon the achievement of cumulative CMI sales by Sulzer Medica of $3 million and $7 million.

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LIQUIDITY AND CAPITAL RESOURCES

ReGen has funded its operations primarily through a combination of secured debt, convertible preferred equity and convertible subordinated notes. On November 30, 1998, ReGen entered into the Series F Preferred Stock and Warrant Purchase Agreement and the Credit Agreement with Sulzer Medica USA Holding Company, whereby in January of 1999 Sulzer Medica invested approximately $3.96 million and made available up to approximately $2 million in the form of a credit line with ReGen. On March 15, 2000 ReGen entered into the 2000 Credit Agreement, whereby Sulzer Medica provided up to an additional $4 million in the form of a secured credit line. On April 13, 2001, ReGen entered into the 2001 Bridge Loan with shareholders of ReGen, which provided ReGen with approximately $1.7 million. On March 13, 2002, ReGen entered into subordinated convertible notes (the 2002 Bridge Loan) primarily with existing shareholders, who provided ReGen with approximately $1 million.

Cash and short-term investments were $521,000 as of March 31, 2002 compared with $320,000 as of December 31, 2001. The increase in cash and short term investments is primarily the result of net proceeds from the 2002 Bridge Loan of approximately $1 million. This increase was primarily offset by cash used in operating activities during the three months ended March 31, 2002 of approximately $786,000.

Through March 31, 2002, ReGen has incurred cumulative net operating losses of approximately $33.28 million. ReGen anticipates that it will continue to incur net operating losses that will require additional financing to fund operations (at the earliest) until ReGen receives FDA approval for its CMI product and is able to market the CMI product in the United States. ReGen is currently nearing completion of enrollment for the clinical trial of its CMI product. There can be no assurance that such financing can be obtained, or obtained on terms acceptable to ReGen. Through June 21, 2002, the company received cash proceeds of approximately of $105,000 from issuance of ReGen common stock and approximately $3.86 million, net of offering costs, from the issuance of Series G Convertible Preferred Stock.

The reverse merger and recapitalization on June 21, 2002 provided the combined company with access to the existing cash balance of Aros of approximately $2.95 million. The combined company anticipates that its cash and short-term investments will be sufficient to meet its planned ongoing operating and working capital requirements for the next twelve months.


RISK FACTORS

AROS HAS NO SIGNIFICANT OPERATING HISTORY FROM THE COMBINED OPERATIONS OF AROS AND REGEN WITH WHICH INVESTORS CAN EVALUATE OUR BUSINESS AND PROSPECTS.

Aros has no significant operating history from the newly combined operations and will be operating in a new, specialized and highly competitive field. While Aros has operated in the healthcare industry, we have not been a participant in ReGen's market space. The ability of Aros to successfully provide the guidance and management needed to continue and grow the business on an ongoing basis has not yet been established and cannot be assured. Our business is subject to all of the risks inherent in the operation of the acquired business of ReGen, including but not limited to potential delays in the development of products, the need for regulatory approvals of certain of its products and devices, uncertainties of the healthcare marketplace and reimbursement levels of insurers and similar governmental programs, unanticipated costs and other uncertain market conditions. In addition, Aros may encounter substantial costs and delays involved in the integration of Aros and ReGen, including perceived adverse changes in business focus by either company, potential conflicts in important industry relationships, the loss of key employees and the diversion of management's attention from other ongoing business concerns. Aros cannot predict with any certainty the degree of success our combined operations will have in achieving our financial objectives.


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UNANTICIPATED FLUCTUATIONS IN QUARTERLY OPERATING RESULTS COULD AFFECT OUR
STOCK PRICE.

The quarterly revenues and operating results of Aros have varied significantly in the past and are likely to vary from quarter to quarter in the future. Quarterly revenues and operating results may fluctuate as a result of a variety of factors, including our relatively long sales cycle, variable customer demand for our products and services, changes in our product mix and the timing and relative prices of product sales, loss of our customers due to consolidation in the healthcare industry, changes in customer budgets, our investments in marketing or other corporate resources, acquisitions of other companies or assets, the timing of new product introductions and enhancements by us and our competitors, changes in distribution channels, sales and marketing promotional activities and trade shows and general economic conditions. Further, due to the relatively fixed nature of most of our costs, which primarily include personnel costs as well as facilities costs, any unanticipated shortfall in revenue in any fiscal quarter would have an adverse effect on our results of operations in that quarter. Accordingly, our operating results for any particular quarterly period may not necessarily be indicative of results for future periods and should not be relied upon as an indication of its future performance. These fluctuations could cause the trading price of our stock to be negatively affected. Aros' quarterly operating results have varied substantially in the past and may vary substantially in the future. In addition, the stock market has been very volatile, particularly on the OTC Bulletin Board, where our stock is quoted. This volatility is often not related to the operating performance of companies listed thereon and will probably continue in the foreseeable future.

AROS IS SUBJECT TO GOVERNMENT REGULATION, WHICH MAY ADVERSELY AFFECT OUR BUSINESSES.

Aros is subject to various laws, regulations, regulatory actions and court decisions that may have negative effects on its ability to conduct our business. Aros is also subject to regulation by the U.S. Food and Drug Administration for certain of our products and devices. In particular, the CMI product has not yet been approved by the FDA, and there is no guarantee that such approval will be obtained. In addition, our products and devices will be subject to regulation by the European Union's equivalents of the FDA, as well as possible regulation in other countries as the company's market expands. In addition, federal medical programs such as Medicare and Medicaid have separate regulatory processes and procedures to which the company will be subject. Changes in these and other aspects of the state, federal and international regulatory environment imposed upon industry participants could adversely affect the ability of Aros to attain its corporate objectives.

OUR PRODUCTS MAY NOT BE ACCEPTED BY THE MARKET AND MAY NOT BE SUCCESSFULLY COMMERCIALIZED.

Our products are based on new and innovative technologies, and the medical community or the general population may not broadly purchase or use our products as alternatives to existing methods of treatment. We may be unable to sell our products, or unable to sell our products in quantities that meet our existing forecasts, due to their respective cost; the ability of our distribution partners to effectively market our products; concerns related to efficacy; the effectiveness of alternative methods of treatment; conditions and insufficiency of third-party reimbursement; and reports of adverse reactions. Any future negative events or other unfavorable publicity involving the use of our products could also limit the acceptance of our products.

FAILURE OF OUR PRODUCTS TO MEET PERFORMANCE CRITERIA COULD MATERIALLY ADVERSELY AFFECT OUR OPERATING RESULTS.

Our products may occasionally fail to meet performance criteria. Although we conduct extensive testing on our products, our products may not always perform as expected. Such performance failures could result in, among other things:

                  - harm to patients;
                  - litigation;
                  - product recalls;
                  - loss of revenues and customers;
                  - diversion of our resources;
                  - damage to our reputation; or
                  - increased warranty and insurance costs.

We maintain insurance to protect against certain claims associated with the use of our products, but there can be no assurance that our insurance coverage would adequately cover any claims brought against us.

The occurrence of any of these consequences, particularly if not covered by our insurance, could have a material adverse effect on our business, financial condition and results of operations.

WE MAY ENCOUNTER DIFFICULTIES DEVELOPING NEW PRODUCTS.

We have historically devoted significant resources to research and development and believe that significant continuing development efforts will be required to sustain our operations and grow our business. There can be no assurance that we will successfully develop or market new products, or that we will be able to do so in a timely manner.

AROS MAY NOT BE ABLE TO ADEQUATELY PROTECT ITS INTELLECTUAL PROPERTY.

Aros' ability to develop and maintain the proprietary aspects of our combined business is critical for our future success. To protect our proprietary technology, Aros relies primarily on a combination of confidentiality procedures, contractual provisions, trade secrets, and patent, copyright and trademark laws.

Despite efforts to protect proprietary rights, unauthorized parties may attempt to copy aspects of the products of the combined company or to obtain and use information that Aros regards as proprietary. Policing such infringements is difficult. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the U.S. Aros' means of protecting proprietary rights may not be adequate and our competitors may independently develop, design or duplicate similar materials, processes, products or designs.

OUR SUCCESS DEPENDS UPON OUR ABILITY TO RECRUIT AND RETAIN QUALIFIED
PERSONNEL.

Our success depends, in part, upon our ability to attract and retain qualified technical personnel. Competition for skilled technicians is highly competitive. If we fail to recruit or retain qualified personnel, our business may be adversely affected.

AROS MAY NEED TO OBTAIN FINANCING IN THE FUTURE, WHICH MAY BE DIFFICULT.

There can be no assurance that in the future Aros may not need to raise funds through equity or debt financing, collaborative relationships or otherwise. Aros' future capital requirements will depend on many factors, including, but not limited to, competing technological and market developments, the ability to establish collaborative relationships, the cost of goods and marketing and advertising costs. Moreover, because of Aros' potential long-term capital requirements, we may access the public or private equity markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. There can be no assurance that any such additional funding will be available when needed on terms favorable to Aros, if at all.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Such statements are based on the current expectations and beliefs of the managements of Aros and ReGen and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including those discussed in the Risk Factors section above. Aros' filings with the SEC are available to the public from commercial document-retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

Statements in this filing, which are not historical facts, are forward-looking statements under provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. We wish to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect our actual results and could cause our actual results in fiscal 2002 and beyond to differ materially from those expressed in any forward-looking statements made by us or on our behalf.

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Important factors that could cause actual results to differ materially include, but are not limited to, our ability to complete the CMI clinical trial and obtain FDA approval, our ability to obtain additional financing, the ability of our distribution partners to effectively market and sell our products, the timely collection of our accounts receivable, our ability to attract and retain key employees, our ability to timely develop new products and enhance existing products, the occurrence of certain operating hazards and uninsured risks, our ability to protect proprietary information and to obtain necessary licenses on commercially reasonable terms, the impact of governmental regulations, changes in technology, marketing risks and one time events on our business and our ability to adapt to economic, political and regulatory conditions affecting the healthcare industry.

Our quarterly revenues and operating results have varied significantly in the past and are likely to vary from quarter to quarter in the future. Quarterly revenues and operating results may fluctuate as a result of a variety of factors, including the ability of our distribution partners to market and sell our products, variable customer demand for our products and services, our investments in research and development or other corporate resources, our ability to effectively and consistently manufacture our products, the ability of our vendors to effectively and timely deliver necessary materials and product components, acquisitions of other companies or assets, the timing of new product introductions, changes in distribution channels, sales and marketing promotional activities and trade shows and general economic conditions. Further, due to the relatively fixed nature of most of our costs, which primarily include personnel costs as well as facilities costs, any unanticipated shortfall in revenue in any fiscal quarter would have an adverse effect on our results of operations in that quarter. Accordingly, our operating results for any particular quarterly period may not necessarily be indicative of results for future periods.

ITEM 7(a). FINANCIAL STATEMENTS OF THE BUSINESS ACQUIRED

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
ReGen Biologics, Inc.

We have audited the accompanying balance sheets of ReGen Biologics, Inc. (a development stage company) as of December 31, 2001 and 2000, and the related statements of operations, stockholders' (net capital deficiency) equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ReGen Biologics, Inc. (a development stage company) as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.


/s/ Ernst & Young, LLP

April 19, 2002, except for Notes 16 & 17
   as to which the date is June 21, 2002

                            ReGen Biologics, Inc.
                        (a development stage company)
                                Balance Sheets
                      (in thousands, except share data)

                                                                           MARCH 31,
                                                                              2002         DECEMBER 31,      DECEMBER 31,
                                                                          (UNAUDITED)          2001              2000
                                                                       ------------------------------------------------------
Assets
Current assets:
   Cash                                                                $                1   $            1  $              4
   Short-term investments                                                             520              319               717
   Receivables                                                                         95              136                27
   Receivables from related parties                                                    32                2                58
   Inventory                                                                          281              293               200
   Prepaid and other current assets                                                    53               29                48
                                                                       ------------------------------------------------------
Total current assets                                                                  982              780             1,054

Property and equipment, net                                                           289              351               599
Other assets                                                                           50               50                50
                                                                       ------------------------------------------------------
                                                                       $            1,321   $        1,181  $          1,703
                                                                       ======================================================
Liabilities and stockholders' net capital deficiency
Current liabilities:
   Bank overdraft                                                      $                -   $           34  $             90
   Accounts payable                                                                   463              270               173
   Accrued liabilities                                                                264              241               118
   Current portion of notes payable                                                     5                5                 -
                                                                       ------------------------------------------------------
Total current liabilities                                                             732              550               381

Other liabilities                                                                      41               41                 -
Long-term portion of notes payable, including accrued interest of
   $714, $606 and $252 at March 31, 2002, December 31, 2001 and 2000,
   respectively                                                                     9,425            8,331             5,945

Stockholders' net capital deficiency:
  Convertible preferred stock, $0.0001 par value;
   6,200,000 shares authorized, issuable in series;
   4,481,835 shares issued and outstanding in 2002, 2001 and 2000                       1                1                 1
  Common stock, $0.0001 par value; 13,000,000 shares authorized;
   2,529,973, 2,528,044 and 2,502,919 shares issued and outstanding in
   2002, 2001 and 2000, respectively                                                    1                1                 1
  Additional paid-in capital                                                       27,058           27,058            25,978
  Deferred stock compensation                                                     (2,658)          (2,930)           (3,062)
  Deficit accumulated during the development stage                               (33,279)         (31,871)          (27,541)
                                                                       ------------------------------------------------------
Total stockholders' net capital deficiency                                        (8,877)          (7,741)           (4,623)
                                                                       ------------------------------------------------------
                                                                       $            1,321   $       1,181   $         1,703
                                                                       ======================================================

See accompanying notes.

                            ReGen Biologics, Inc.
                        (a development stage company)
                           Statements of Operations
                    (in thousands, except per share data)

                                                                                                                     PERIOD FROM
                                                                                                                  DECEMBER 21, 1989
                                                                                                                     (INCEPTION)
                                                                                                                          TO
                                         MARCH 31, 2002  MARCH 31, 2001  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,   MARCH 31, 2002
                                           (UNAUDITED)    (UNAUDITED)        2001          2000          1999        (UNAUDITED)
                                        --------------------------------------------------------------------------------------------
Revenues:
   Sales                                  $         144    $        173   $       434   $       962    $        -  $       1,540
   Royalties                                         27              16            56            10             -             93
   Grant and other revenue                            -               -             -             -            10            433
                                        --------------------------------------------------------------------------------------------
Total revenues                                      171             189           490           972            10          2,066

Operating expenses:
    Cost of goods sold                              276             275           700           843             -          1,819
   Research and development                         574             428         1,977         2,639         3,897         23,308
   Business development, selling and
        administration                              349             435         1,592         1,573         1,381          9,445
    Compensation expense associated
        with stock options and warrants             271             232         1,209         1,220           189          2,946
                                        --------------------------------------------------------------------------------------------
Total operating expenses                          1,470           1,370         5,478         6,275         5,467         37,518
                                        --------------------------------------------------------------------------------------------

Operating loss                                  (1,299)         (1,181)       (4,988)       (5,303)       (5,457)       (35,452)

Interest and other income, net                        1               6            12            18            88          1,147
Interest expense                                  (110)            (78)         (354)         (244)          (89)        (1,024)
License fees                                          -               -         1,000           300             -          2,050
                                        --------------------------------------------------------------------------------------------
Net loss                                  $     (1,408)    $    (1,253)   $   (4,330)   $   (5,229)    $  (5,458)  $    (33,279)

Basic and diluted net loss per share:     $      (0.56)    $     (0.50)   $    (1.71)   $    (2.09)    $   (2.20)
                                        ============================================================================================

Weighted average number of shares
    used for calculation of net loss
    per share                                     2,528           2,528         2,528         2,503         2,477
                                        ============================================================================================

See accompanying notes.

                            ReGen Biologics, Inc.
                        (a development stage company)
                   Statements of Stockholders' (Net Capital
               Deficiency) Equity Period from December 21, 1989
                  (inception) to March 31, 2002 (unaudited)
                      (in thousands, except share data)



                                                   CONVERTIBLE
                                                 PREFERRED STOCK         COMMON STOCK        ADDITIONAL
                                               --------------------  --------------------     PAID-IN
                                                  SHARES     AMOUNT    SHARES     AMOUNT      CAPITAL
                                               ------------ -------  ----------  --------  --------------
  Issuance of common stock at
   $0.03127 per share for net assets
   contributed by founders in May 1990                  -    $    -   1,400,000      $1       $       44
  Issuance of common stock at $0.005
   per share for cash in November 1991                  -         -     700,000       -                3
  Issuance of Series A convertible
   preferred stock at $1.00 per share
   for cash in April 1991, net of offering
   costs of $44,281                               725,000         1           -       -              681
  Issuance of Series B convertible preferred
   stock at $3.00 per share for cash and in
   exchange for notes payable in January,
   March, May, and July 1992, net of offering
   costs of $28,482                             1,226,338         -           -       -            3,650
  Net loss from inception (December 21, 1989)
   through December 31, 1992                            -         -           -       -                -
                                               ----------------------------------------------------------
Balance at December 31, 1992                    1,951,338         1   2,100,000       1            4,378
  Issuance of Series C convertible preferred
   stock at $4.50 per share for cash in
   December 1993, net of offering costs
   of $29,023                                     550,552         -           -       -            2,448
  Exercise of common stock options at
   $0.30 per share for cash in February 1993            -         -         200       -                1
  Issuance of common stock at $0.30 per
   share in 1993 in exchange for services
   to a consultant                                      -         -       5,000       -                1
  Net loss                                              -         -           -       -                -
                                               ----------------------------------------------------------
Balance at December 31, 1993                    2,501,890         1   2,105,200       1            6,828
  Net loss                                              -         -           -       -                -
                                               ----------------------------------------------------------
Balance at December 31, 1994                    2,501,890         1   2,105,200       1            6,828
  Net loss                                              -         -           -       -                -
                                               ----------------------------------------------------------
Balance at December 31, 1995                    2,501,890         1   2,105,200       1            6,828
                                               ----------------------------------------------------------


                                                                    DEFICIT          TOTAL
                                                                  ACCUMULATED    STOCKHOLDERS'
                                                    DEFERRED       DURING THE     (NET CAPITAL
                                                     STOCK        DEVELOPMENT     DEFICIENCY)
                                                  COMPENSATION       STAGE           EQUITY
                                               -------------------------------------------------
  Issuance of common stock at
   $0.03127 per share for net assets
   contributed by founders in May 1990          $            -  $          -        $      45
  Issuance of common stock at $0.005
   per share for cash in November 1991                       -             -                3
  Issuance of Series A convertible
   preferred stock at $1.00 per share
   for cash in April 1991, net of offering
   costs of $44,281                                          -             -              682
  Issuance of Series B convertible preferred
   stock at $3.00 per share for cash and in
   exchange for notes payable in January,
   March, May, and July 1992, net of offering
   costs of $28,482                                          -             -            3,650
  Net loss from inception (December 21, 1989)
   through December 31, 1992                                 -        (2,476)          (2,476)
                                               -------------------------------------------------
Balance at December 31, 1992                                 -        (2,476)           1,904
  Issuance of Series C convertible preferred
   stock at $4.50 per share for cash in
   December 1993, net of offering costs
   of $29,023                                                -             -            2,448
  Exercise of common stock options at
   $0.30 per share for cash in February 1993                 -             -                1
  Issuance of common stock at $0.30 per
   share in 1993 in exchange for services
   to a consultant                                           -             -                1
  Net loss                                                   -        (1,342)          (1,342)
                                               -------------------------------------------------
Balance at December 31, 1993                                 -        (3,818)           3,012
  Net loss                                                   -        (1,463)          (1,463)
                                               -------------------------------------------------
Balance at December 31, 1994                                 -        (5,281)           1,549
  Net loss                                                   -        (1,959)          (1,959)
                                               -------------------------------------------------
Balance at December 31, 1995                                 -        (7,240)            (410)
                                               -------------------------------------------------

                            ReGen Biologics, Inc.
                        (a development stage company)
                   Statements of Stockholders' (Net Capital
                  Deficiency) Equity (continued) Period from
          December 21, 1989 (inception) to March 31, 2002 (unaudited)
                      (in thousands, except share data)


                                                             CONVERTIBLE
                                                           PREFERRED STOCK                COMMON STOCK
                                                     ----------------------------------------------------------
                                                         SHARES        AMOUNT         SHARES        AMOUNT
                                                     ----------------------------------------------------------
Balance at December 31, 1995 (carried forward)          2,501,890          $1        2,105,200          $1
  Issuance of Series D convertible preferred stock
   at $7.25 per share for cash in March and April
   1996, net of offering costs of $536,062              1,191,321           -                -           -
  Exercise of common stock options at $0.10, $0.30,
   and $0.45 per share in August and October 1996               -           -          163,333           -
  Net loss                                                      -           -                -           -
                                                     ----------------------------------------------------------
Balance at December 31, 1996                            3,693,211           1        2,268,533           1
  Issuance of Series E convertible preferred stock
   at $7.25 per share for cash in August and
   September 1997, net of offering costs of $53,220       335,314           -                -           -
  Exercise of common stock options at $0.10, $0.30,
   and $0.45 per share in April, August, and
   September 1997                                               -           -           32,111           -
  Net loss                                                      -           -                -           -
                                                     ----------------------------------------------------------
Balance at December 31, 1997                            4,028,525           1        2,300,644           1
  Exercise of common stock options at $0.10, $0.20,
   $1.27, and $1.45 per share in May, July, November
   and December 1998, respectively                              -           -          159,879           -
  Compensation expense associated with stock
   option modifications                                         -           -                -           -
  Net loss                                                      -           -                -           -
                                                     ----------------------------------------------------------
Balance at December 31, 1998                            4,028,525           1        2,460,523           1
  Exercise of common stock options at $.725 and
   $1.45 per share in April, June and August 1999               -           -           42,396           -
  Issuance of Series F convertible preferred stock
   at $8.73 per share for cash                            453,310           -                -           -
  Compensation expense associated with stock
   option grants                                                -           -                -           -
  Net loss                                                      -           -                -           -
                                                     ----------------------------------------------------------
Balance at December 31, 1999                            4,481,835           1        2,502,919           1
                                                     ----------------------------------------------------------

                                                                                      DEFICIT          TOTAL
                                                                                    ACCUMULATED    STOCKHOLDERS'
                                                     ADDITIONAL       DEFERRED      DURING THE      (NET CAPITAL
                                                      PAID-IN          STOCK        DEVELOPMENT     DEFICIENCY)
                                                      CAPITAL       COMPENSATION       STAGE           EQUITY
                                                     -------------------------------------------------------------
Balance at December 31, 1995 (carried forward)          $  6,828  $             -       $  (7,240)     $   (410)
  Issuance of Series D convertible preferred stock
   at $7.25 per share for cash in March and April
   1996, net of offering costs of $536,062                 8,101                -               -         8,101
  Exercise of common stock options at $0.10, $0.30,
   and $0.45 per share in August and October 1996             43                -               -            43
  Net loss                                                     -                -          (1,931)       (1,931)
                                                     -------------------------------------------------------------
Balance at December 31, 1996                              14,972                -          (9,171)        5,803
  Issuance of Series E convertible preferred stock
   at $7.25 per share for cash in August and
   September 1997, net of offering costs of $53,220        2,378                -               -         2,378
  Exercise of common stock options at $0.10, $0.30,
   and $0.45 per share in April, August, and
   September 1997                                              5                -               -             5
  Net loss                                                     -                -          (3,868)       (3,868)
                                                     -------------------------------------------------------------
Balance at December 31, 1997                              17,355                -         (13,039)        4,318
  Exercise of common stock options at $0.10, $0.20,
   $1.27, and $1.45 per share in May, July, November
   and December 1998, respectively                           108                -               -           108
  Compensation expense associated with stock
   option modifications                                       56                -               -            56
  Net loss                                                     -                -          (3,815)       (3,815)
                                                     -------------------------------------------------------------
Balance at December 31, 1998                              17,519                -         (16,854)          667
  Exercise of common stock options at $.725 and
   $1.45 per share in April, June and August 1999             32                -               -            32
  Issuance of Series F convertible preferred stock
   at $8.73 per share for cash                             3,956                -               -         3,956
  Compensation expense associated with stock
   option grants                                           3,436         (3,247)                -           189
  Net loss                                                     -              -            (5,458)       (5,458)
                                                     -------------------------------------------------------------
Balance at December 31, 1999                              24,943         (3,247)          (22,312)         (614)
                                                     -------------------------------------------------------------

                            ReGen Biologics, Inc.
                        (a development stage company)
                   Statements of Stockholders' (Net Capital
                  Deficiency) Equity (continued) Period from
          December 21, 1989 (inception) to March 31, 2002 (unaudited)
                      (in thousands, except share data)



                                                             CONVERTIBLE
                                                           PREFERRED STOCK                COMMON STOCK
                                                     ----------------------------------------------------------
                                                         SHARES        AMOUNT         SHARES        AMOUNT
                                                     ----------------------------------------------------------

Balance at December 31, 1999 (carried forward)          4,481,835          $1        2,502,919          $1
  Compensation expense associated with stock
   option grants in prior year                                  -           -                -           -
  Compensation expense associated with stock
   option grants in current year                                -           -                -           -
  Stock options cancelled during 2000                           -           -                -           -
  Net loss                                                      -           -                -           -
                                                     ----------------------------------------------------------
Balance at December 31, 2000                            4,481,835           1        2,502,919           1
                                                     ----------------------------------------------------------
  Exercise of common stock options at $.10 per share
   in 2001                                                      -           -           25,000           -
  Exercise of common stock options at $1.45 per
   share in 2001                                                -           -              125           -
  Compensation expense associated with stock option
   grants in prior years                                        -           -                -           -
  Compensation expense associated with stock option
   grants in current year                                       -           -                -           -
  Stock options cancelled during 2001                           -           -                -           -
  Deferred stock compensation associated with stock
   option grants to non-employees in 2001                       -           -                -           -
  Net loss                                                      -           -                -           -
                                                     ----------------------------------------------------------
Balance at December 31, 2001                            4,481,835           1        2,528,044           1
                                                     ----------------------------------------------------------
  Exercise of warrants to common stock at $7.25 per             -           -            1,929           -
   share in 2002
  Compensation expense associated with stock option
   grants in prior years                                        -           -                -           -
  Net loss                                                      -           -                -           -
                                                     ----------------------------------------------------------
Balance at March 31, 2002 (unaudited)                   4,481,835          $1        2,529,973          $1
                                                     ==========================================================

                                                                                      DEFICIT         TOTAL
                                                                                    ACCUMULATED   STOCKHOLDERS'
                                                     ADDITIONAL       DEFERRED      DURING THE     (NET CAPITAL
                                                      PAID-IN          STOCK        DEVELOPMENT    DEFICIENCY)
                                                      CAPITAL       COMPENSATION       STAGE          EQUITY
                                                     -------------------------------------------------------------
Balance at December 31, 1999 (carried forward)           $24,943        $(3,247)         $(22,312)     $   (614)
  Compensation expense associated with stock
   option grants in prior year                                 -            738                 -           738
  Compensation expense associated with stock
   option grants in current year                           2,124         (1,642)                -           482
  Stock options cancelled during 2000                     (1,089)         1,089                 -             -
  Net loss                                                     -              -            (5,229)       (5,229)
                                                     -------------------------------------------------------------
Balance at December 31, 2000                              25,978         (3,062)          (27,541)       (4,623)
                                                     -------------------------------------------------------------
  Exercise of common stock options at $.10 per share
   in 2001                                                     3              -                 -             3
  Exercise of common stock options at $1.45 per
   share in 2001                                               -              -                 -             -
  Compensation expense associated with stock option
   grants in prior years                                       -            935                 -           935
  Compensation expense associated with stock option
   grants in current year                                  1,010           (833)                -           177
  Stock options cancelled during 2001                       (161)           161                 -             -
  Deferred stock compensation associated with stock
   option grants to non-employees in 2001                    228           (131)                -            97
  Net loss                                                     -              -            (4,330)       (4,330)
                                                     -------------------------------------------------------------
Balance at December 31, 2001                              27,058         (2,930)          (31,871)       (7,741)
                                                     -------------------------------------------------------------
  Exercise of warrants to common stock at $7.25 per
   share in 2002                                               -              -                 -             -
  Compensation expense associated with stock option
   grants in prior years                                       -            272                 -           272
  Net loss                                                     -              -            (1,408)       (1,408)
                                                     -------------------------------------------------------------
Balance at March 31, 2002 (unaudited)                    $27,058        $(2,658)         $(33,279)      $(8,877)
                                                     =============================================================

See accompanying notes.

                            ReGen Biologics, Inc.
                        (a development stage company)
                           Statements of Cash Flows
                                (in thousands)

                                                                              MARCH 31,       MARCH 31,
                                                                                 2002            2001        DECEMBER 31,
                                                                             (UNAUDITED)     (UNAUDITED)         2001
                                                                           ------------------------------------------------
OPERATING ACTIVITIES
Net loss                                                                     $      (1,408)  $      (1,253)  $      (4,330)
Adjustments to reconcile net loss to net cash used in operating activities:
   Issuance of common stock to consultant for services                                   -               -               -
   Issuance of common stock to founders for contributed patents                          -               -               -
   Issuance of Series B preferred stock upon conversion of interest payable              -               -               -
   Compensation expense associated with stock options                                  271             232           1,209
   Reduction in payable to stockholder                                                   -               -               -
   Depreciation and amortization                                                        62              68             272
   Loss on disposal of property and equipment                                            -               -               -
   Interest expense converted to principal                                             108              78             354
   Changes in operating assets and liabilities:
     Receivables and receivables from related parties                                   11              29             (53)
     Prepaid and other current assets                                                  (24)              3              19
     Inventory                                                                          12             (39)            (93)
     Other assets                                                                        -               -               -
     Accounts payable                                                                  193              46              97
     Accrued liabilities and bank overdraft                                            (11)            (97)             67
     Other liabilities                                                                   -              18              41
                                                                           ------------------------------------------------
Net cash provided by (used in) operating activities                                   (786)           (915)         (2,417)

INVESTING ACTIVITIES
Payment of license fee                                                                   -               -               -
Purchases of property and equipment                                                      -               -             (14)
Changes in short-term investments                                                     (201)            562             398
                                                                           ------------------------------------------------
Net cash provided by (used in) investing activities                                   (201)            562             384

FINANCING ACTIVITIES
Proceeds from issuance of convertible preferred stock, net of offering
   costs                                                                                 -               -               -
Proceeds from issuance of common stock                                                   -               -               3
Repayment on capital lease obligations                                                  (1)              -              (3)
Proceeds from notes payable                                                            988             350           2,030
Payments on notes payable                                                                -               -               -

                                                                                                             PERIOD FROM
                                                                                                          DECEMBER 21, 1989
                                                                                                           (INCEPTION) TO
                                                                           DECEMBER 31,    DECEMBER 31,    MARCH 31, 2002
                                                                               2000            1999          (UNAUDITED)
                                                                           --------------------------------------------------
OPERATING ACTIVITIES
Net loss                                                                    $      (5,229) $      (5,458)  $     (33,279)
Adjustments to reconcile net loss to net cash used in operating activities:
   Issuance of common stock to consultant for services                                  -              -               1
   Issuance of common stock to founders for contributed patents                         -              -              45
   Issuance of Series B preferred stock upon conversion of interest payable             -              -               6
   Compensation expense associated with stock options                               1,220            189           2,946
   Reduction in payable to stockholder                                                  -              -             (76)
   Depreciation and amortization                                                      345            317           1,857
   Loss on disposal of property and equipment                                           1              -               9
   Interest expense converted to principal                                            252              -             718
   Changes in operating assets and liabilities:
     Receivables and receivables from related parties                                  74           (145)           (127)
     Prepaid and other current assets                                                  38            (10)            (78)
     Inventory                                                                       (200)             -            (281)
     Other assets                                                                       -              -             (50)
     Accounts payable                                                                 (85)            33             463
     Accrued liabilities and bank overdraft                                           (74)           122             264
     Other liabilities                                                                (18)            18              41
                                                                           --------------------------------------------------
Net cash provided by (used in) operating activities                                (3,676)        (4,934)        (27,541)

INVESTING ACTIVITIES
Payment of license fee                                                                  -            (50)              -
Purchases of property and equipment                                                   (17)          (229)         (2,016)
Changes in short-term investments                                                    (169)           151            (527)
                                                                           --------------------------------------------------
Net cash provided by (used in) investing activities                                  (186)          (128)         (2,543)

FINANCING ACTIVITIES
Proceeds from issuance of convertible preferred stock, net of offering
   costs                                                                                -          3,956          20,909
Proceeds from issuance of common stock                                                  -             32             196
Repayment on capital lease obligations                                                  -              -            (105)
Proceeds from notes payable                                                         4,192          1,501          11,410
Payments on notes payable                                                            (326)          (425)         (2,325)

                                                                           ------------------------------------------------
Net cash provided by financing activities                                              987             350           2,030
                                                                           ------------------------------------------------

Net (decrease) increase in cash                                                          -              (3)             (3)
Cash at beginning of period                                                              1               4               4
                                                                           ------------------------------------------------
Cash at end of period                                                        $           1   $           1   $           1
                                                                           ================================================

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES Issuance of Series B
convertible preferred stock upon
   conversion of notes payable                                               $           -   $           -   $           -
Equipment purchased pursuant to capital leases                                           -               -              10
Cash paid for interest                                                                   -               -               -

                                                                           --------------------------------------------------
Net cash provided by financing activities                                           3,866          5,064          30,085
                                                                           --------------------------------------------------

Net (decrease) increase in cash                                                         4              2               1
Cash at beginning of period                                                             -             (2)              -
                                                                           --------------------------------------------------
Cash at end of period                                                       $           4  $           -   $           1
                                                                           ==================================================

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES Issuance of Series B
convertible preferred stock upon
   conversion of notes payable                                              $           -  $           -   $         305
Equipment purchased pursuant to capital leases                                          -              -             114
Cash paid for interest                                                                 17             65             310

                            REGEN BIOLOGICS, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (A DEVELOPMENT STAGE COMPANY)
       AS OF DECEMBER 31, 2001 AND 2000 AND MARCH 31, 2002 (UNAUDITED)

1. NATURE OF BUSINESS

ReGen Biologics, Inc., (the "Company") a Delaware corporation, was incorporated in California on December 21, 1989 and reincorporated in Delaware on June 28, 1990 for the purpose of research and development and, ultimately, the sale of collagen-based technologies and products to stimulate re-growth of tissue that, under natural conditions, does not regenerate adequately in humans.

ReGen has two products currently being marketed, the SharpShooter Tissue Repair System ("SharpShooter") and the Collagen Meniscus Implant ("CMI"). ReGen's activities to date have consisted principally of raising capital, conducting research and development activities, developing and marketing and obtaining regulatory approval for its products. The CMI and SharpShooter in 2000 each received the CE Mark for distribution in the European Economic Community. The SharpShooter in 2000 received marketing clearance for sale in the United States by the United States Food and Drug Administration ("FDA"). ReGen is in the final stages of enrollment for its CMI clinical trial in the United States. ReGen will continue to require additional capital to complete the U.S. CMI clinical trial, further develop its products and further develop sales and distribution channels for its products around the world. Accordingly, ReGen is still considered a development stage enterprise. Management believes that ReGen will emerge from development stage when the CMI product is available for sale in the U.S. and/or sales of all of its products have reached a volume that will provide for positive gross margin.

ReGen has not been organized around differences in products or geographic areas and thus operates as one reportable segment.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND SHORT-TERM INVESTMENTS

The Company considers all highly liquid investments purchased with a maturity of 90 days or less at the date of acquisition to be cash equivalents. The Company places its cash and short-term investments with two financial institutions and invests primarily in overnight investments, which may include U.S. government agency notes, commercial paper, and money market accounts. To date, the Company has not experienced losses on investments in these instruments.

Management determines the appropriate classification of securities at the time of purchase and reevaluates such designation as of each balance sheet date. Estimated fair value amounts are determined by the Company using available market information and appropriate valuation methodologies. However, judgment is required in interpreting market data to develop the estimates of fair value.

Bank overdrafts represent net outstanding checks.

INVENTORIES

Inventories are valued at the lower of actual cost or market, using the first-in, first-out (FIFO) method.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation of computer, office, laboratory, and manufacturing equipment is calculated using the straight-line method over the estimated useful lives (three to five years), and leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the lease term.

INCOME TAXES

The Company provides for income taxes in accordance with the asset and liability method, prescribed by Statement of Financial Accounting Standards
(SFAS) No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

STOCK BASED COMPENSATION

The Company accounts for its stock-based compensation in accordance with the Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (APB 25) using the intrinsic value method. The Company has made pro forma disclosures required by SFAS No. 123, Accounting for Stock Based Compensation, (SFAS 123) using the fair value method.

REVENUE RECOGNITION

Revenues from sales of products are recognized when goods are shipped. Amounts billed to customers for shipping and handling is included in revenues. Shipping and handling costs are included in costs of good sold.

If determinable at the time results are published by the Company, royalties are recognized when the licensee has sold the product to the end user and the Company has fulfilled its obligations under the applicable agreement. If not determinable at the time results are published, royalties are recognized in the period they become determinable.

License fees represent payments received from distributors for exclusive perpetual licenses to sell the Company's products in various geographic areas (see Note 9). These fees are recognized as other income when all performance criteria in the underlying agreement have been met.

RESEARCH AND DEVELOPMENT COSTS

All research and development costs are charged to expense as incurred. ReGen will continue to incur research and development costs as we continue our product development activities and pursue regulatory approval to market our products. Research and development costs have, and will continue to include expenses for internal development personnel, consultants, supplies and facilities, clinical trials, regulatory compliance and filings, validation of processes, start up costs to establish commercial manufacturing capabilities, and other costs associated with the development of new products.

PATENT AND LICENSING COSTS

The Company records costs incurred to obtain patents and licenses as research and development expense.

ADVERTISING COSTS

All advertising costs are expensed as incurred. During the three months ended March 31, 2002 and 2001, and the years ended December 31, 2001, 2000 and 1999 the Company expensed approximately $4,770 and $671, and $24,810, $74 and $0 respectively, as advertising costs.

FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATIONS

The carrying amount of the Company's notes payable approximates fair value. The carrying amount of the Company's cash, short-term investments, receivables, receivables from related parties, accounts payable and accrued liabilities approximates fair value due to their short-term nature.

The Company currently has two principal customers (see Note 9), which market and sell the Company's two current products. Customer A has the license to sell the SharpShooter product. Customer B, which is also a shareholder of the Company, has the license to sell the CMI product outside of the United States. To date all sales of the CMI product by Customer B have been sold outside of the United States. Concentrations of receivables and revenues by customer as of and for the three months ended March 31, 2002 and 2001 and the years ended December 31, 2001, 2000 and 1999 are as follows:

                               March 31,        March 31,       December 31,      December 31,     December 31,
                                 2002              2001             2001              2000             1999
                           ----------------------------------------------------------------------------------------
Accounts receivable:
   Customer A                     76%              64%               99%              31%               -%
   Customer B                     24%              24%               -%               69%               -%

Sales revenues:
   Customer A                     78%              49%               66%              41%               -%
   Customer B                     22%              51%               34%              59%               -%

Royalties:
   Customer A                    100%              100%             100%              100%              -%


USE OF ESTIMATES

The accompanying consolidated financial statements were prepared by the Company in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

ADOPTION OF NEW ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations. This statement prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001 and applies to all business combinations accounted for under the purchase method that are completed after June 30, 2001. The adoption of this statement did not have an impact on the Company's consolidated financial statements.

Also in June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. This statement eliminates the amortization of goodwill, and requires goodwill to be reviewed periodically for impairment. This statement also requires the useful lives of previously recognized intangible assets to be reassessed and the remaining amortization periods to be adjusted accordingly. This statement was adopted on January 1, 2002, and did not have an impact on the Company's consolidated financial statements.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, but retained its fundamental provisions for recognizing and measuring impairment of long-lived assets to be held and used. This statement also requires that all long-lived assets to be disposed of by sale are carried at the lower of carrying amount or fair value less cost to sell, and that depreciation should cease to be recorded on such assets. SFAS No. 144 standardizes the accounting and presentation requirements for all long-lived assets to be disposed of by sale, superceding previous guidance for discontinued operations of business segments. This statement was adopted on January 1, 2002, and did not have an impact on the Company's consolidated financial statements.

ACCOUNTING PRINCIPLES ISSUED BUT NOT YET ADOPTED

In August 2001, FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement is effective for fiscal years beginning after June 15, 2002. SFAS No. 143 provides accounting requirements for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Under the statement, the asset retirement obligation is recorded at fair value in the period in which it is incurred by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value in each subsequent period and the capitalized cost is depreciated over the useful life of the related asset. The Company does not expect that implementation of this statement will have a significant impact on its consolidated financial statements.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This statement eliminates the current requirement that gains and losses on debt extinguishment must be classified as extraordinary items in the statement of operations. Instead, such gains and losses will be classified as extraordinary items only if they are deemed to be unusual and infrequent. In addition, SFAS 145 eliminates an inconsistency in lease accounting by requiring that modifications of capital leases that result in reclassification as operating leases be accounted for consistent with sale-leaseback accounting rules. The statement also contains 46 other non-substantive corrections to authoritative accounting literature. The changes related to debt extinguishment will be effective for fiscal years beginning after May 15, 2002, and the changes related to lease accounting will be effective for transactions occurring after May 15, 2002. The Company does not expect that implementation of this statement will have a significant impact on its consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force ("EITF") Issue No. 94-3. This statement is to be applied prospectively to exit or disposal activities initiated after

December 31, 2002. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of a company's commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. The Company does not expect that implementation of this statement will have a significant impact on its consolidated financial statements.

RECLASSIFICATIONS

Certain fiscal 2000 and inception to March 31, 2002 balances have been reclassified to conform to the current year's presentation.

3. SHORT-TERM INVESTMENTS

At March 31, 2002 and December 31, 2001 and 2000, all investments are classified as available-for-sale and, accordingly, are carried at fair value, which approximates amortized cost. The cost of securities sold is based on the specific identification method, when applicable. The Company had $520,399 and $319,452 and $716,556 of short-term investments invested in U.S. government agency notes as of March 31, 2002 and December 31, 2001 and 2000, respectively. The Company did not have any material realized or unrealized gains or losses as of March 31, 2002 and December 31, 2001 and 2000 and for the periods then ended.

4. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                                March 31, 2002   December 31, 2001    December 31, 2000
                                                              ------------------------------------------------------------

Computer equipment                                              $      214,582    $      214,582      $      198,352
Office equipment                                                       101,326           101,326             101,326
Laboratory equipment                                                   374,203           374,203             371,010
Manufacturing equipment                                                241,412           241,412             236,736
Leasehold improvements                                               1,198,404         1,198,404           1,198,404
                                                              ------------------------------------------------------------
                                                                     2,129,927         2,129,927           2,105,828

Less accumulated depreciation and amortization                      (1,840,434)       (1,778,703)         (1,506,440)
                                                              ------------------------------------------------------------
                                                                $      289,493    $      351,224      $      599,388
                                                              ============================================================



5. INVENTORY

Inventory consists of the following:

                                                                  March 31,       December 31,      December 31,
                                                                     2002             2001              2000
                                                              ------------------------------------------------------

Raw material                                                     $     57,260      $     63,989         $120,672
Work in process                                                        65,116            65,116                -
Finished goods                                                        158,760           163,431           79,342
                                                              ------------------------------------------------------
                                                                 $    281,136      $    292,536         $200,014
                                                              ======================================================

6. ACCRUALS

Accrued liabilities consist of the following (in thousands):

                                                                  March 31,       December 31,      December 31,
                                                                     2002             2001              2000
                                                              ------------------------------------------------------

Recall inventory warranty accrual (Note 10)                      $    130,000      $     55,000      $         -
Legal and accounting expense                                           49,600           104,100           40,000
Vacation and bonus accruals                                            22,500            21,000           42,550
Sublease excess rent                                                   32,000            60,000           11,000
Other                                                                  29,500             1,300           24,450
                                                              ------------------------------------------------------
                                                                 $    263,600      $    241,400      $   118,000
                                                              ======================================================


7. NOTES PAYABLE

CREDIT AGREEMENT AND 2000 CREDIT AGREEMENT

On November 30, 1998, the Company entered into a Credit Facility (Credit Agreement) with a shareholder. The Credit Agreement provided for financing up to $2,042,600. As of March 31, 2002, the Subsidiary has drawn the entire amount available. This facility originally was scheduled to mature on December 1, 2003 and bears interest that compounds annually, at LIBOR, adjusted annually, ranging from 2.39% - 6.66% through the fiscal period March 31, 2002. Accrued interest on this note is due upon maturity of the underlying principal. During 2002, this Credit Agreement was amended to extend the maturity date of the facility to the earlier of 36 months from the date the Subsidiary receives FDA approval for its CMI product, or December 31, 2009. On the due date, the Company may, at its option and subject to certain conditions, require any unpaid debt be converted to equity.

On March 15, 2000 the Company entered into another Credit Facility (2000 Credit Agreement) with the same shareholder as the Credit Agreement. The 2000 Credit Agreement provided for financing up to $4,000,000. As of March 31, 2002, the Subsidiary has drawn the entire amount available. This facility originally was scheduled to mature on March 14, 2005, and bears interest, that compounds annually, at LIBOR, adjusted annually, ranging from 2.06% - 7.00% through the fiscal period March 31, 2002. Accrued interest on this note is due upon maturity of the underlying principal. During 2002, this 2000 Credit Agreement was amended to extend the maturity date of the facility to the earlier of 36 months from the date the Company receives FDA approval for its CMI product, or December 31, 2009. On the due date, the Company may, at its option and subject to certain conditions, require any unpaid debt be converted to equity.

In connection with the Credit Agreement and the 2000 Credit Agreement, the lender has obtained a security interest in certain of the Company's intellectual properties.

As of March 31, 2002, the Credit Agreement and 2000 Credit Agreement, with principal of $6,042,600 and accrued interest of approximately $574,000 mature on the earlier to occur of 36 months from the date the Company receives FDA approval for its CMI product, or December 2009.

BRIDGE LOAN AGREEMENT AND 2002 BRIDGE LOAN AGREEMENT

On April 13, 2001 the Company entered into a bridge loan agreement (Bridge Loan Agreement) with existing shareholders, whereby the lenders were committed to make available up to $3,000,000, dependent upon terms outlined in the Bridge Loan Agreement, in exchange for convertible subordinated notes. Based on the outcome of these terms, $1,673,591 became available under the Bridge Loan Agreement and was deposited into an escrow account. In addition to the principal, the Company was able to borrow interest accrued on the principal while the proceeds were held in escrow. As of March 31, 2002, the Company had borrowed $1,680,000 under the Bridge Loan Agreement. Interest compounds annually at Prime plus one percent, or 9.0% and is due upon maturity of the underlying principal. The notes are convertible into common stock of the Company in the event of a Qualified Investment, Change of Control, or at the discretion of the Company upon the due date. This facility matures in April 2003. In connection with the convertible notes, warrants will be issued at the close of a Qualifying Investment, a Change in Control, conversion of the notes into common stock or repayment. The number of warrants will be calculated at 25% of the note balance divided by the then fair value of the common stock or the price of the Qualified Investment, as applicable. Given that the number and terms of the warrants are not currently known, they have not been accounted for in the Company's financial statements.

In March 2002 the Company entered into an agreement for $1 million of convertible subordinated promissory notes (Notes) with related parties. The Notes mature in March 2003 and borrowings bear interest at Prime plus 1%, or 5.75%. If a Qualified Investment occurs, as defined, before the maturity date, the Note balance will, at the discretion of the holder, (i) become immediately due and payable or (ii) be converted into the same securities purchased by the Qualified Investor. If a Change of Control occurs, as defined, the Note balance will, at the discretion of the holder, (i) be converted into shares of common stock or (ii) be converted into New Securities, as defined. Upon conversion of the Notes, the Company will issue to each lender warrants to purchase common stock. The number of warrants and exercise price are dependent on terms defined in the Notes.

8. CAPITAL LEASES

Included in property and equipment at December 31, 2001 is $10,489 related to a capital lease. This lease has a 2-year term and an imputed interest rate of 8.3%.

Future payments under the capital lease obligation at December 31, 2001 are as follows:

                                       Capital Leases
                                      December 31, 2001
                                    ----------------------
2002                                       $5,245
2003                                        2,714
                                    ----------------------
                                            7,959
Amounts representing interest              (2,292)
                                    ----------------------
                                           $5,667
                                    ======================

9. LICENSE AGREEMENTS

PRODUCT DISTRIBUTION LICENSE AGREEMENTS

In February 1996, the Company entered into a perpetual product distribution agreement (1996 Product Distribution Agreement) for the Collagen Meniscus Implant (CMI) with a shareholder of the Company, who is also the holder of the majority of the Subsidiary's long-term debt. The Company received a nonrefundable, non-creditable $750,000 licensing fee in February 1996 in exchange for the granting of exclusive distribution and marketing rights outside the United States of America for the product under development.

An additional $1,000,000 was recognized as license fee income during 2001 under the milestone provisions as adjusted by a new agreement between the parties during 2001. This payment is also nonrefundable and non-creditable. The Company may be due additional milestone fees in future years based on the achievement of future sale volumes by the shareholder/creditor under this agreement. Also, under this agreement, the Company will be reimbursed by the shareholder/creditor for all expenses it incurs in connection with obtaining regulatory approval for the CMI outside the United States of America. At December 31, 2000, the Company had a receivable from the shareholder of approximately $20,995.

In January 2002, the Company entered into an amendment to its 1996 Product Distribution Agreement. The amendment provides for (i) further definition and certain changes to the 1996 Product Distribution Agreement, including marketing activities and annual sales minimums and (ii) restructure of its Credit Agreement and 2000 Credit Agreement, calling for repayment of such credit agreements to occur at the earlier of 36 months from the date the Company receives FDA approval for its CMI product, or December 31, 2009. On the due date, the Company may, at its option and subject to certain conditions, require any unpaid debt be converted to equity.

During 2000, the Company entered into an exclusive distribution agreement with a distributor granting the distributor exclusive rights to sell the SharpShooter product throughout the world. The Company received and recognized as license fee income a $300,000 nonrefundable, non-creditable license fee in 2000. This agreement continues in force so long as the distributor meets certain minimum sales volume quotas. The distributor is obligated to pay the Company a royalty on net sales of products sold at a rate of between 10% and 12%. For the three month periods ended March 31, 2002 and 2001 and years ended December 31, 2001, 2000 and 1999, the amount of royalty income under this agreement was $27,600 and $16,656 and $56,030, $9,839 and $0, respectively. The distributor is also required to pay a minimum royalty in order to maintain the exclusive distributor status. To meet the minimum royalty's requirement, the distributor would have owed an additional $98,500 through March 31, 2002. Management has determined that based on the current status of negotiations with the distributor over possible modifications to the agreement, that these amounts do not meet the criteria for revenue recognition and have therefore not been included in revenue in either year.

TECHNOLOGY LICENSE AGREEMENTS

In April 1997, the Company entered into an agreement with a member of its Board of Directors and Modified Polymer Components, Inc. (MPC) to obtain an exclusive license to certain patent rights used in connection with the SharpShooter. The Subsidiary paid $100,000 in 1997 in license fees ($80,000 to the member of the Board of Directors and $20,000 to MPC). Such fees were charged to research and development expense as the related technology was considered by the Company to be in the development stage, and such technology had no alternative future use. The Company is required to pay a royalty of up to 6%, consisting of a royalty of up to 4.8% to the member of the Board of Directors and up to1.2% to an assignee of MPC of net sales on products sold incorporating the licensed technology. In 2000, MPC assigned its rights to this royalty contract to a third-party. For the periods and years ended March 31, 2002 and 2001 and December 31, 2001 and 2000, $9,000 and $2,129 and
$14,814 and $1,653, respectively was charged to expense under this agreement. At March 31, 2002 and December 31, 2001 and 2000, $9,000 and $9,656 and
$1,653, respectively, were accrued under this agreement.

In 1995, the Company entered into an exclusive license agreement with an employee pursuant to which the employee granted the Company an exclusive worldwide right and license to certain technology considered by the Company to be a candidate for use in products of the Company, including the rights to certain patents and to any products resulting from the use of such technology and/or patents. Under the exclusive license agreement, the Company agreed to pay the employee a license issue fee of $250,000 in five equal installments of $50,000 per year. The Company is also required to pay a royalty of: (a) 6% on products covered by a valid patent claim; (b) 3% on products not covered by a valid patent claim; and (c) 50% of royalties actually received by the Subsidiary from sublicensees who are not affiliates. The Company completed its payments under this license agreement during fiscal 2000. In addition, the Company paid all costs incurred by the employee prior to August 24, 1995 for filing, prosecuting and maintenance of licensed patents, in the amount of $50,000. The exclusive license agreement will expire on the later to occur of ten years from the commercial sale of any licensed product (as defined in the agreement) or the date of expiration of the last to expire patent covered in the agreement.

In 1990, the Company entered into an agreement with the Massachusetts Institute of Technology (MIT) to obtain an exclusive license to certain patent rights relating to the use of biodegradable materials for regeneration of tissue. The Company paid $25,000 to MIT in 1990 as license fees. The Company is required to pay MIT a royalty of the lesser of 6% of net sales or 10% of the gross margin, as defined, on sales of products covered under the agreement, except that no amounts will be due MIT for products that are also covered under the agreement with Neomorphics, Inc. (Neomorphics) discussed below.

In 1990, the Company entered into a sublicense agreement with Neomorphics for certain products previously licensed to Neomorphics by MIT (and also in the MIT agreement discussed above). The Company was required to pay an annual maintenance fee of $10,000 per year in connection with the sublicense. The Company was also required to pay Neomorphics a royalty of 4% of its net sales of the sublicensed products. The annual license maintenance fees were creditable against royalties due. The amounts paid to MIT and Neomorphics were included as part of research and development expense in the periods in which such payments were made. The related patent expired in 2001 and, accordingly, no royalty payments will be due under this agreement or the MIT agreement after 2001.

10. COMMITMENTS AND CONTINGENCIES

The Company leases its corporate headquarters in Franklin Lakes, New Jersey under a non-cancelable operating lease that expires on March 31, 2003, has a month-to-month operating lease agreement for office space in Vail, Colorado and leases space in Redwood City, California for its manufacturing operations under a non-cancelable operating lease that expires in May 2003. In January 2002, the Company signed a one-year lease for the office space in Vail, Colorado at a rate of $2,801 per month. The Company sub-leases a portion of the manufacturing facility at a rate of $41,290 per month, which was recorded as an offset to rent expense. The sub-lease expires in May 2003. Total net rent expense was approximately $97,090, $223,000 and $390,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

Future minimum lease payments are as follows at December 31, 2001:

2002                                          $   331,517
2003                                              153,929
                                          -------------------
                                              $   485,446
                                          ===================


The Company has employment agreements with an officer of the Company providing for minimum aggregate annual compensation of approximately $275,000 per annum. The contract can be terminated by either party upon a ninety-day notification. Additionally, such employment agreement provides for various incentive compensation payments as determined by the Company's Board of Directors.

During 2001 and 2002, the Company shipped certain components of the SharpShooter that were later identified to have the potential to become non-sterile. These items are being returned to the Company in 2002. Also during 2002, the Company detected residue from its packaging vendor on certain of its CMI packaging materials. The Company identified and discarded all CMI products with the potential for the presence of this material. The Company has estimated the cost related to these items to be approximately $55,000 for the 2001 shipments and $75,398 for the 2002 shipments and the cost of discarded CMI product. These amounts were recorded as accrued liabilities in the recall inventory warranty accrual in the period the product was shipped. The reworked products will ultimately be issued back to the customers.

11. EMPLOYEE BENEFIT PLANS

The Company sponsors a profit sharing plan ("Plan") intended to qualify under
Section 401(k) of the Internal Revenue Code. All employees are eligible to participate in the Plan after three months of service. Employees may contribute a portion of their salary to the Plan, subject to annual limitations imposed by the Internal Revenue Code. The Company may make matching or discretionary contributions to the Plan at the discretion of the Board of Directors, but has made no such contribution to date. Employer contributions generally vest over seven years.

12. RELATED PARTY TRANSACTIONS

The Company has a cost reimbursement agreement with a shareholder of the Company. For the periods and years ended March 31, 2002 and 2001 and December 31, 2001, 2000 and 1999, the Company is entitled to reimbursement of approximately $0 and $0 and $74,000, $160,000 and $200,000, respectively, in developmental costs, all of which has been received.

At March 31, 2002 and 2001 and December 31, 2001, 2000 and 1999 approximately $56,367 and $0 and $21,000, $0 and $20,000 of accounts payable were due to related parties.

13. STOCKHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK

Convertible preferred stock at December 31, 2001 and 2000 is as follows:

                                                           SHARES ISSUED AND OUTSTANDING
                                                                   AT DECEMBER 31
                             LIQUIDATION     DESIGNATED   ---------------------------------
SERIES                        PREFERENCE       SHARES           2001            2000
-------------------------------------------------------------------------------------------
A                                 $1.00           725,000        725,000         725,000

B                                 $3.00         1,226,338      1,226,338       1,226,338
C                                 $4.50         1,635,000        550,552         550,552
D                                 $7.25         1,191,321      1,191,321       1,191,321
E                                 $7.25           335,314        335,314         335,314
F                                 $8.73         1,000,000        453,310         453,310
                                           ------------------------------------------------
Total preferred stock                           6,112,973      4,481,835       4,481,835
                                           ================================================

The holders of Series A, B, C, D, E, and F preferred stock are entitled to noncumulative dividends if and when such dividends are declared by the Board of Directors. No dividends have been declared to date.

The holders of Series A, B, C, D, E, and F preferred stock each have one vote for each full share of common stock into which their respective shares of preferred stock are convertible on the record date for the vote.

At the option of the holder, the Series A, B, C, D, E, and F preferred stock are convertible into common stock on a one-for-one basis, subject to adjustment for antidilution, and will automatically convert into common stock concurrent with the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the Company receives at least $7,500,000 in gross proceeds and the price per share is at least $10.00 (adjusted for recapitalizations or stock splits).

The Company has reserved 4,481,835 shares of its common stock for the conversion of its outstanding Series A, B, C, D, E and F preferred stock.

In January 1999, the Company issued 453,310 shares of Series F preferred stock for cash of $3,957,396 to Sulzer Medica USA Holding Company (Sulzer). The Series F preferred stock is convertible into common stock on a one-for-one basis. In connection with the financing, Sulzer was issued a warrant to purchase up to a maximum of 449,888 shares of Series C convertible preferred stock at $4.50 per share, effective November 30, 1998. The warrants, which are immediately exercisable subject to certain limitations on the percentage of voting interest that Sulzer can hold, expire on November 30, 2003. The warrants will automatically be deemed exercised in full immediately prior to the closing of an initial public offering.

Holders of preferred stock are entitled to receive dividends on each outstanding share thereof, when as declared by the Board of Directors, payable in preference to any dividends on any shares of common stock. In the event of any liquidation, dissolution, or winding up of the Company, the holders of preferred stock are entitled to receive an amount per share equal to their liquidation preference.

STOCK OPTIONS

The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The effect of applying the minimum-value method to the Company's stock option grants resulted in pro forma net loss of $4,446,925, $4,677,555 and $5,207,816 for the years ended December 31, 2001, 2000 and 1999, respectively. The pro forma net loss per share was $1.76, $1.87 and $2.08 for the years ended December 31, 2001, 2000 and 1999, respectively. Future pro forma operating results may be materially different from actual amounts reported.

The fair value of the Company's stock-based awards to employees was estimated assuming the following weighted-average assumptions:

                                            2001        2000        1999
                                         ---------------------------------------

Expected volatility                              -         -           -
Expected life of options in years          7 years   7 years     6 years
Risk-free interest rate                       4.5%     6.11%       5.42%
Expected dividend yield                          -         -           -

At December 31, 2001, the Company had reserved 870,895 shares of common stock for issuance under its 1991 Stock Option Plan (the Plan). The Plan provides for both incentive and nonqualified stock options to purchase common stock to be granted to employees, directors, and consultants. The Plan provides that incentive stock options will be granted at no less than the fair value of the Company's common stock (no less than 85% of the fair value for nonqualified stock options), as determined by the Board of Directors at the date of the grant. If, at the time the Company grants an incentive stock option, the optionee owns more than 10% of the combined voting power of all the classes of stock of the Company, the option price shall be at least 110% of the fair value and the option shall not be exercised more than five years after the date of grant. Except as noted above, the options vest and become exercisable over periods determined by the Board of Directors and expire no more than ten years after the date of grant or earlier if the optionee's employment terminates. The Plan expired in June 2001.

At December 31, 2001, the Company had reserved 600,000 shares of common stock for issuance under its 1993 Directors' Stock Option Plan (the Directors' Plan). The Directors' Plan provides that each person who was a Director at the date of inception of the Directors' Plan be granted an option to purchase 40,000 shares of common stock of the Company. Each person who was a Director and not an employee of the Company on June 30, 1996 was granted an option to purchase 50,000 shares of common stock of the Company. Each person who is elected for the first time to be a Director after June 30, 1996 and who is not an employee of the Company on the date of his election shall be granted an option to purchase a pro rata number of shares of common stock of the Company based on 10,000 shares and the number of days between the Director's election and the next June 30. Additionally, on June 30, 1997 or June 30, 2001, in the case of a Director who received an option to purchase 50,000 shares on June 30, 1996 and on each June 30 thereafter, each Director who is not an employee of the Company automatically shall be granted an option to purchase 10,000 shares of common stock of the Company. The options will be granted at the fair value of the Company's common stock, with a term of no more than ten years, as determined by the Board of Directors at the date of grant. The grants to purchase 40,000 and 50,000 shares are exercisable as follows: 10,000 shares on the date of grant and an additional 10,000 shares on each anniversary of the date of the grant, provided that the optionee has continuously served as a Director. The grants to purchase 10,000 shares become exercisable ratably at each three-month anniversary of the date of grant, provided that the optionee has continuously served as a Director.

At December 31, 2001, the Company had reserved 679,105 shares of common stock for issuance under its 1999 Stock Option Plan (the 1999 Plan). The 1999 Plan provides for both incentive and nonstatutory stock options to purchase common stock to be granted to employees, directors, and consultants. The Plan provides that incentive stock options will be granted at no less than the fair value of the Company's common stock (no less than 85% of the fair value for nonqualified stock options), as determined by the Board of Directors at the date of the grant. If, at the time the Company grants an incentive stock option, the optionee owns more than 10% of the combined voting power of all the classes of stock of the Company, the option price shall be at least 110% of the fair value and the option shall not be exercised more than five years after the date of grant. Except as noted above, the options vest and become exercisable over periods determined by the Board of Directors and expire no more than ten years after the date of grant or earlier if the optionee's employment terminates.

At December 31, 2001 the Company has reserved 1,037,338 shares of common stock for issuance under two separate stock option plans for specified key employees. These plans provide for incentive and nonstatutory stock options to purchase common stock to be granted to only the specified key employees. The options vest and become exercisable over periods determined by the Board of Directors and expire no more than ten years after the date of the grant or earlier if the optionee's employment terminates.

During the years ended December 31, 2001 and 2000, the Company granted 220,589 and 501,500 stock options, respectively, to purchase common shares at exercise prices of $1.45, which was considered to be below management's estimate of fair market value at the date of grant. In accordance with APB 25, compensation expense will be recognized as the difference between the exercise prices of these options at their respective grant dates and management's estimate of fair value for financial reporting purposes of common stock based on the vesting schedules of the options. The Company recorded $1,209,415 and $1,220,406 of compensation expense during 2001 and 2000, respectively.

In addition, the Company recorded deferred stock compensation, prior to amortization of $1,237,864 and $2,124,151 during the periods ended December 31, 2001 and 2000, respectively; these amounts are included as a reduction of stockholders' equity and are being amortized to compensation expense over the vesting period of the options granted, which range from one to seven years from the date of grant, which may be accelerated based on the occurrence of designated events.

A summary of activity under the Company's stock option plans is as follows:

                                                                      OPTIONS OUTSTANDING
                                                       ---------------------------------------------------
                                                                                            WEIGHTED-
                                        AVAILABLE FOR     NUMBER OF        PRICE PER      AVERAGE PRICE
                                            GRANT           SHARES           SHARE          PER SHARE
                                       -------------------------------------------------------------------

Balance at December 31, 1998                  886,227       1,580,088      $0.10-$1.45          $1.04
   Additional shares authorized               679,105               -           -                 -
   Options granted                           (672,141)        672,141        $1.45              $1.45
   Options exercised                              -           (41,250)       $0.725            $0.725
                                                  -            (1,146)       $1.45              $1.45
   Options canceled                            18,750         (18,750)       $0.725            $0.725
                                               35,104         (35,104)       $1.45              $1.45

Balance at December 31, 1999                  947,045       2,155,979    $0.10 - $1.45          $1.15
   Additional shares authorized               365,375               -          -                  -
   Options granted                           (501,500)        501,500        $1.45              $1.45
   Options canceled                           298,000        (298,000)       $1.45              $1.45
                                       --------------------------------
Balance at December 31, 2000                1,108,920       2,359,479    $0.10 - $1.45          $1.13
                                       --------------------------------
   Options granted                           (220,589)        220,589        $1.45              $1.45
   Options canceled                           299,000        (299,000)       $1.45              $1.45


   Available for grant shares expired        (977,331)              -          -                  -
   Options exercised                                -         (25,000)       $0.10            $0.10
                                       --------------------------------
Balance at December 31, 2001                  210,000       2,255,943    $0.45 - $1.45        $1.34
                                       ===================================================================

The weighted average fair value of options granted during 2001, 2000 and 1999 was $5.49, $6.55 and $6.55 per share, respectively. As of December 31, 2001, 2000 and 1999, 1,320,423, 1,268,308 and 1,007,556 options were exercisable at a weighted-average exercise price of $1.22, $1.13 and $1.15 per share, respectively.

The following table summarizes information about outstanding options at December 31, 2001:

                                                                   WEIGHTED-
                                                               AVERAGE REMAINING
          PRICE PER                                               CONTRACTUAL
            SHARE                       SHARES                   LIFE IN YEARS
---------------------------------------------------------------------------------------
            $0.45                      220,000                         2.63
            $0.73                       45,000                         4.22
            $1.45                    1,990,943                         7.22
                             ------------------------------
                                     2,255,943

WARRANTS

In January 1997, the Company issued to a financing company a warrant to purchase 11,379 shares of common stock at $7.25 per share. The warrant expires in April 2002. At December 31, 2001, the warrant was fully exercisable.

In August 1997 and September 1997, the Company issued in connection with the Series E financing, warrants to purchase 90,704 shares of common stock at $1.45 per share. The warrants expire in August 2002 and September 2002. At December 31, 2001, the warrants were fully exercisable.

In conjunction with the Series F financing, the Company issued warrants to purchase 449,888 shares of Series C preferred stock at $4.50 per share. The warrants expire on November 30, 2003. These warrants can be exercised by the holder to the extent that the Holder's ownership of the Company on a fully diluted basis does not exceed 19.9%. At December 31, 2001, the holders of the warrants owned 19.9% of the Company on a fully diluted basis.

In conjunction with the 2000 Credit Agreement, the Company issued warrants to purchase 150,000 shares of common stock at $4.50 per share. The warrants expire on August 7, 2005. These warrants can be exercised by the holder to the extent that the Holder's ownership of the Company on a fully diluted basis does not exceed 19.9%. At December 31, 2000, the holders of the warrants owned 19.9% of the Company on a fully diluted basis.

The fair values of each of the above warrants were not material.

14. INCOME TAXES

The Company had differences in reporting expenses for financial statement purposes and income tax purposes. The provision for income taxes consists of:


                             December 31, 2001      December 31, 2000      December 31, 1999
                           ---------------------- ---------------------- ----------------------
Current                     $             -        $             -       $              -
Deferred                         (1,663,321)            (2,550,000)            (2,350,000)
Valuation allowance               1,663,321              2,550,000              2,350,000
                           ---------------------- ---------------------- ----------------------


                           ---------------------- ---------------------- ----------------------
                            $             -        $             -        $             -
                           ====================== ====================== ======================


The provision for income taxes can be reconciled to the income tax that would result from applying the statutory rate to the net loss before income taxes as follows:


                                                       December 31, 2001  December 31, 2000   December 31, 1999
                                                       ------------------ ------------------- ------------------
Tax (benefit) at statutory rate                         $    (1,472,506)   $    (1,777,873)    $    (1,855,786)
State taxes                                                    (198,978)          (241,376)           (251,077)
Permanent items                                                   8,163           (530,751)           (243,137)
Increase in valuation allowance                               1,663,321          2,550,000           2,350,000
                                                       ------------------ ------------------- ------------------
                                                        $             -    $             -     $             -
                                                       ================== =================== ==================

The significant components of the Company's deferred income tax assets and liabilities are as follows:


                                        December 31, 2001  December 31, 2000
                                        ------------------ -------------------
Deferred tax assets:
Net operating loss carryforward           $    12,090,721    $    10,427,400
R&D credit carryforward                           401,782            401,782
                                        ------------------ -------------------
                                               12,492,503         10,829,182
Valuation allowances                          (12,492,503)       (10,829,182)
                                        ------------------ -------------------
                                          $             -    $             -
                                        ================== ===================

The net operating loss carryforward at December 31, 2001 was approximately $31.3 million and the research and development tax credit was approximately $402,000. The federal net operating loss and credit carryforwards will begin to expire in 2006, if not utilized. The state net operating loss and credit carryforwards started to expire in 2000, and will continue to expire if not utilized. The utilization of net operating loss carryforwards may be further limited due to changes in ownership of the Company.


15. BASIC AND DILUTED LOSS PER SHARE

The Company implemented SFAS No. 128, "Earnings Per Share," which requires dual presentation of basic and diluted earnings per share. Basic loss per share includes no dilution and is computed by dividing net loss available to common stockholders, by the weighted average number of common shares outstanding for the period. Diluted loss per share includes the potential dilution that could occur if securities or other contracts were exercised or converted into common stock. Options and warrants outstanding were not included in the computation of diluted loss per share, as their effect would be anti-dilutive. Diluted loss per share and basic loss per share are identical for all periods presented.

16. FINANCINGS AND CAPITAL TRANSACTIONS (Dated as of June 21, 2002)

On June 21, 2002, the Company amended and restated its Certificate of Incorporation to provide for the following:

The creation of Series G Convertible Preferred Stock (Series G Stock) with 19,200,000 shares authorized. The rights of the Company's existing Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Preferred Convertible Stock, Series D Convertible Preferred Stock, Series E Convertible Preferred Stock, Series F Convertible Preferred Stock and Series G Convertible Preferred Stock (collectively referred to as the "Preferred Stock") were amended and established as follows:

DIVIDEND RIGHTS: If the Company shall at any time declare and pay any dividend in the form of cash, stock or property on the outstanding Common Stock, it shall at the same time and on the same terms declare and pay a dividend in the same form on the outstanding Preferred Stock at a rate assuming all Preferred Stock were converted into Common Stock immediately prior to the dividend declaration.

LIQUIDATION RIGHTS: In the event of any liquidation, dissolution or winding up of the Company, holders of the Preferred Stock shall be entitled to receive, before any amount shall be paid to holders of Common Stock, an amount per share equal to $1.00 for Series A, $3.00 for Series B, $4.50 for Series C, $7.25 for Series D, $7.25 for Series E, $8.73 for Series F and $1.23 for Series G plus all accrued and unpaid dividends, if any.

VOTING RIGHTS: The holders of Preferred Stock are entitled to vote upon any matter submitted to the stockholders for a vote. Such holders shall each have one vote for each full share of Common Stock into which their respective shares of Preferred Stock are convertible on the record date for the vote. Holders of Preferred Stock shall vote as a single class.

CONVERSION RIGHTS: Shares of Preferred Stock can be converted into shares of Common Stock at the option of the holder and automatically upon the occurrences of the closing of an offering pursuant to an effective registration statement pursuant to which Common Stock is sold to the public by the Company in a public offering registered under the Securities Act of 1933 at a per share public offering price of not less than $10 and a aggregate public offering price of at least $7,500,000. In addition, in the event of a merger or sale of the Company, the holders of Preferred Stock may elect to have their shares treated as converted. Each share of Preferred Stock is converted into the number of Common Shares that results from dividing the Conversion Price as defined, by the liquidation value per share (see above). Initially, the Conversion Price is equal to the liquidation value per share and can never exceed the liquidation value per share. Adjustments to the Conversion Price are required in the event of the issuance of additional shares of stock of the Company, stock splits, dividends and recapitalizations.

On June 21, 2002, the Company issued 5,564,047 shares of Series G Convertible Preferred Stock (Series G Stock) to existing shareholders of the Company for $1.2321 per share. Cash of $4,000,000 ($3,860,000 net of offering cost) was received for 3,246,490 of the shares issued. The remaining 2,317,557 shares were issued upon conversion of notes payable and accrued interest from 2001 and 2002 financings with a value of $2,855,465.

17. MERGER WITH AROS CORPORATION (Dated as of June 21, 2002)

On June 21, 2002, the Company merged with Aros Acquisition Corporation, a wholly owned subsidiary of Aros Corporation ("Aros"). Aros discontinued its operations in 2001 and has been evaluating alternatives to best utilize its assets. The merger was accounted for as a reverse merger and recapitalization.

The outstanding shares of Common Stock, Preferred Stock and options and warrants to acquire Common Stock and Preferred Stock of the Company have been converted into equity instruments of Aros as follows:

COMMON STOCK: Each share of the Company's Common Stock has been converted into
2.7495 shares of unregistered common stock of Aros.

SERIES A, SERIES B, SERIES C, SERIES D, SERIES E AND SERIES F PREFERRED STOCK:
Each share of the Company's Series A, Series B, Series C, Series D, Series E and Series F Convertible Preferred Stock has been converted into 0.0663 shares of unregistered, fully paid, non-assessable Aros Common Stock (Aros Common Stock) plus 2.6832 shares of unregistered, fully paid, non-assessable Aros Series B Convertible Preferred Stock (Aros Series B Stock).

SERIES G PREFERRED STOCK: Each share of the Company's Series G Preferred Stock has been converted to 2.7495 shares of unregistered, fully paid, non-assessable shares of Aros Series A Convertible Preferred Stock (Aros Series A Stock).

STOCK OPTIONS AND WARRANTS: Immediately prior to the merger, the Company accelerated the vesting of all options such that at the time of the merger, all stock options and warrants were fully vested. Each option and each warrant to purchase the Company's Common Stock has been assumed by Aros and converted into options and warrants, respectively, to acquire Aros Common Stock. Each option and warrant shall be exercisable for that number of shares of Aros Common Stock equal to the product of the number of shares of the Company's Common Stock that were purchasable under such Company option multiplied by 2.7495, and rounded to the nearest whole number of shares of Aros Common Stock. Each warrant to purchase the Company's Series C Convertible Preferred Stock was assumed by Aros and converted into warrants to purchase 0.0663 shares of Aros Common Stock and 2.6832 shares of Aros Series B Stock. The per share exercise price for shares of Aros Common Stock or Aros Series B Stock issuable upon exercise of such assumed Company options and warrants shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock or Series C Convertible Preferred Stock, as applicable, at which such Company options and warrants were exercisable by 2.7495.

All shares issued to holders of Company Common Stock and Preferred Stock and issued under the Company stock options and warrants assumed by Aros are unregistered.

Aros and the receiving shareholders have entered into a Registration Rights Agreement under which Aros, at its option, can register the unregistered shares in whole or part. Holders of unregistered shares can request, subject to certain limitations, and Aros is required to make a best commercial efforts to, register blocks of unregistered shares beginning 90 days after the Form 10-K for the year ending December 31, 2002 of Aros is filed. Aros is required to bear the cost of all such registrations except that in an underwritten offering, the holder of the shares will bear any underwriting discounts and commissions, if any, and transfer taxes relating to the registration.

Upon completion of this merger, holders of the Company's Common Stock and Preferred Stock controlled approximately 80% of the voting rights of the combined company. As such, the Company is the deemed acquirer for purposes of accounting for this merger.

The Aros Series A Stock has rights and terms that provide for certain preferences in the event of liquidation to the Aros Series B Stock and Aros Common Stock. Additionally, the Aros Series A Stock has mandatory conversion features upon certain circumstances including but not limited to a qualified offering that results in cash proceeds to Aros of at least $5,000,000 and assumes a minimum valuation of the Company of at least $25,000,000 and the Aros Series A Stock is redeemable at the option of the holder subject to certain conditions at any date from and after the date of the seventh anniversary of the issuance and delivery of the Aros Series A Stock at the liquidation value.

The Aros Series B Stock has rights and terms that provide for certain preferences in the event of liquidation to the Aros Common Stock. Additionally, the Aros Series B Stock has mandatory conversion features upon certain circumstances including but not limited to a qualified offering that results in cash proceeds to Aros of at least $5,000,000 and assumes a minimum valuation of the Company of at least $25,000,000 or at such time as Aros's Certificate of Incorporation is amended to increase the number of authorized shares of Aros Common Stock sufficient to permit for the issuance of that number of shares of Aros Common Stock into which all issued and outstanding shares of Aros Series B Stock are convertible.

The merger was accounted for as a reverse merger with the Company being the deemed accounting acquirer. The assets and liabilities of Aros at the acquisition date comprised $2.95 million in cash, $211,846 in prepaid and other assets and $430,165 in accounts payable, accrued expenses and other liabilities. The fair values of these assets and liabilities approximate their book values at the acquisition date. Because Aros was essentially a non-operating entity at the time of the merger, the merger was considered a capital transaction in substance and no goodwill was recorded. The assets and liabilities of Aros were merged with the assets and liabilities of the Company as of the merger date. As the Company is the deemed accounting acquirer, its assets and liabilities remain at historical costs.

Costs associated with the merger include estimated legal and accounting fees and an estimate of the costs to be incurred to register the unregistered shares distributed to the former shareholders of the Company in connection with the merger. Management's estimate of these costs totaled $402,000. These costs are tentative in nature and are subject to future adjustment.

ITEM 7(b). PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2001, and the three months ended March 31, 2002, (statements of operations), give effect to the reverse merger of ReGen Biologics, Inc. ("the Subsidiary" or "ReGen") and Aros Corporation ("the Company" or "Aros") and the issuance of Series G Convertible Preferred Stock and conversion of notes payable to preferred stock.

The pro forma financial information is based on historical results of the combined entities and will not necessarily be reflective of results that will be achieved by the combined entities in the future. Some factors that will give rise to a difference between these pro forma results and actual results are changes in the financial performance of the acquired business and synergy savings in the combined entity.

The pro forma condensed combined statements of operations have been prepared assuming the reverse merger and finance transactions occurred as of the beginning of the periods presented. These transactions actually occurred on June 21, 2002.

The pro forma financial information reflects pro forma adjustments that are based upon available information and which the Company believes are reasonable. The pro forma financial information does not necessarily reflect the results of operations of the Company that actually would have resulted had the transaction, to which pro forma effect is given, been consummated for the period indicated.

This information should be read in conjunction with the previously filed Form 8-K, dated June 21, 2002 and filed on June 26, 2002, the previously filed historical consolidated financial statements and accompanying notes of the Company, contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and in its 2002 Quarterly Reports on Form 10-Q, and in conjunction with the historical financial statements and accompanying notes of ReGen included elsewhere in this Form 8-K/A.



                                                           Aros Corporation
                                                 Pro Forma Condensed Combined Statement of Operations
                                               for the year ended December 31, 2001 (unaudited)
                                                   (in thousands, except per share)



                                                       Aros                 ReGen            Pro Forma
                                                    Corporation        Biologics, Inc       Adjustments          Pro Forma
Revenues                                                 $         -         $      490            $      -         $      490
                                               ---------------------- ------------------ ------------------- ------------------

Cost of goods sold                                                 -                700                   -                700
Research and development                                           -              1,977                   -              1,977
Business development, selling and
    administrative                                             2,688              1,592           109(a)(b)              4,389
Compensation expense associated
    with stock options and warrants                                -              1,209                   -              1,209
Restructuring charge                                              24                  -                                     24
                                               ---------------------- ------------------ ------------------- ------------------
Total operating expenses                                       2,712              5,478                 109              8,299

                                               ---------------------- ------------------ ------------------- ------------------
Operating loss                                                (2,712)            (4,988)               (109)            (7,809)

Interest and other income, net                                   107                 12                   -                119
Interest expense                                                   -               (354)              126(c)              (228)
License fees                                                       -              1,000                   -              1,000

                                               ---------------------- ------------------ ------------------- ------------------
Loss from continuing operations                          $    (2,605)        $   (4,330)           $     17         $   (6,918)

Weighted average shares
    outstanding, basic and diluted                             8,445                                                  17,045(d)

Basic and diluted loss from continuing
operations per share                                     $     (0.30)                                               $    (0.41)

The accompanying notes are an integral part of these pro forma condensed combined financial statements.



                                                           Aros Corporation
                                         Pro Forma Condensed Combined Statement of Operations
                                          for the three months ended March 31, 2002 (unaudited)
                                                   (in thousands, except per share)



                                                     Aros               ReGen            Pro Forma
                                                 Corporation       Biologics, Inc       Adjustments          Pro Forma
Revenues                                        $              -  $             171    $              -     $          171
                                              ------------------- ------------------ ------------------- ------------------

Cost of goods sold                                             -                276                   -                276
Research and development                                       -                574                   -                574
Business development, selling and
    administrative                                            89                349            16(a)(b)                454
Compensation expense associated
     with stock options and warrants                           -                271                   -                271
                                              ------------------- ------------------ ------------------- ------------------
Total operating expenses                                      89              1,470                  16              1,575


                                              ------------------- ------------------ ------------------- ------------------
Operating loss                                              (89)            (1,299)                (16)            (1,404)

Interest and other income, net                                11                  1                   -                 12
Interest expense                                               -              (110)               40(c)               (70)

                                              ------------------- ------------------ ------------------- ------------------
Loss from continuing operations                 $           (78)   $        (1,408)     $         24        $      (1,462)


Weighted average shares
    outstanding, basic and diluted                         8,967                                                 17,045(d)

Basic and diluted loss from continuing
operations per share                            $         (0.01)                                            $       (0.09)

The accompanying notes are an integral part of these pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Notes to Unaudited Pro Forma Financial Statements

     (a) To adjust professional fees by reflecting the continuing cost associated with both new salaried employees and outsourced professionals. Pro forma amounts for each period are as follows:
              -   $74  for the year ended December 31, 2001
              -   $21  for the three months ended March 31, 2002

     (b) To reflect the change in directors and officers insurance premiums. Pro forma amounts for each period are as follows:
              -   $35  for the year ended December 31, 2001
              -   $(5) for the three months ended March 31, 2002

     (c) To reflect the decrease in interest expense associated with the notes converted at the merger date. Pro forma amounts for each period are as follows:
              - $126 for the year ended December 31, 2001
              - $40  for the three months ended March 31, 2002

     (d) The basic and diluted net loss per share for the pro forma statements of operations is calculated using the number of shares outstanding after the reverse merger and recapitalization.

                                   SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

DATE:  SEPTEMBER 4, 2002               AROS CORPORATION
                                       /s/ G. E. BISBEE, JR.
                                       ----------------------
                                       GERALD E. BISBEE, JR.
                                       PRESIDENT

                                  EXHIBIT INDEX


EXHIBIT NO.                            DESCRIPTION

4.1    AMENDMENT TO EMPLOYEE STOCK OPTION PLAN EFFECTIVE AS OF JUNE 21, 2002

4.2    AMENDMENT TO NON-EMPLOYEE STOCK OPTION PLAN EFFECTIVE AS OF JUNE 21, 2002

10.1 EMPLOYMENT AGREEMENT BY AND BETWEEN GERALD E. BISBEE, JR., PH.D AND REGEN BIOLOGICS, INC. DATED SEPTEMBER 22, 1998 AND AMENDED ON SEPTEMBER 12, 2000

23.1   CONSENT OF INDEPENDENT AUDITORS

99.1   CHARTER OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

99.2   CERTIFICATION OF CHIEF EXECUTIVE OFFICER

99.3   CERTIFICATION OF CHIEF FINANCIAL OFFICER